EXHIBIT 23.8

                         INDEPENDENT AUDITOR'S CONSENT

The Board of Directors
Sovereign Bancorp, Inc:

We consent to the incorporation by reference and to the reference to our firm under the heading "Experts" in the Registration Statements (Form 8-K; Form S-4 No. 333-51813; and Form S-4 No. 333-50569) of Sovereign Bancorp, Inc. of our report dated June 15, 1998, relating to the consolidated statements of financial condition of ML Bancorp, Inc. and subsidiaries as of February 27, 1998, and March 31, 1997, and the related consolidated statements of operations, cash flows and changes in stockholders' equity for the eleven-month period ended February 27, 1998 and for each year in the two-year period ended March 31, 1997.


                                                  /s/ KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
June 19, 1998